Exhibit 2.3

CORPORATE BYLAWS

of

NÖK THERAPEUTICS, INC.

ARTICLE 1

Company Formation

1.01	FORMATION. This Corporation is formed pursuant to the Florida Business Corporation Act (“the Act”) and the laws of the State of Florida.

1.02	CORPORATE ARTICLES COMPLIANCE. The Board of Directors (the “Board”) acknowledges and agrees that they caused the Corporation’s Articles of Incorporation (the “Articles”) to be filed with the Florida Department of State and all filing fees have been paid and satisfied.

1.03	REGISTERED OFFICE & REGISTERED AGENT. Per Section 607.0501 of the Act, the Board agrees that the Corporation’s registered agent for service of process is located in the State of Florida, as stated in the Articles. The Corporation may change its registered agent by resolution of the Board and filing a statement with the Department of State setting forth the change. Pursuant to Sections 607.0501 and 607.0505 of the Act, the Board is obligated to maintain and update the corporate records on file with the Corporation’s registered agent.

1.04	OTHER OFFICES. The Corporation may have other offices as selected by the Board per Section 607.0302 of the Act.

1.05	CORPORATE SEAL. Pursuant to Section 607.0302 of the Act, the Board may choose to adopt a corporate seal with the form and inscription of their choosing.

1.06	PURPOSE. Pursuant to Section 607.0301 of the Act, this Corporation is formed to engage in any lawful business purpose.

1.07	ADOPTION OF BYLAWS. Pursuant to Section 607.0206 of the Act, the Board has caused the adoption of these corporate bylaws (“Bylaws”) on behalf of the Corporation.

Corporate Bylaws	Page 1 of 14

ARTICLE 2

Board of Directors

2.01	INITIAL MEETING OF THE BOARD. Per Section 607.0205 of the Act, the Board has conducted and completed the initial organizational meeting of the Corporation.

2.02	POWERS AND NUMBERS. Pursuant to Sections 607.0801 and 607.1002 of the Act, the management of all the Corporation’s affairs, property, and interests shall be managed by or under the direction of the Board. Per Section 607.0803 of the Act, the Board of the Corporation shall be comprised of the number of directors listed in the Articles, unless expressly altered by these Bylaws. Consistent with Sections 607.0802 and 607.0803 of the Act, the Board consists of at least one (1) natural person who need not be shareholders or residents of the State of Florida.

2.03	DIRECTOR LIABILITY. Each director is required, individually and collectively, to act in good faith, with reasonable and prudent care, and in the best interest of the Corporation. If a director acts in accordance with Sections 607.0830 and 607.0831 of the Act, then they shall be immune from liability arising from official acts on behalf of the Corporation. Directors are presumed to act in compliance with Sections 607.0830 and 607.0831 of the Act.

2.04	CLASSES OF DIRECTORS. Until such time as the Articles are accordingly amended, the Corporation does not have classes of directors.

2.05	CHANGE OF NUMBER. The number of directors may be changed at any time by amendment of these Bylaws, pursuant to the process outlined in Article 10 of these Bylaws. A decrease in number does not have the effect of shortening the term of any incumbent director. In the event the established number of directors is decreased, the directors shall hold their positions until the next shareholder meeting occurs and new directors are elected and qualified.

2.06	ELECTION & REMOVAL OF DIRECTORS. Pursuant to Section 607.0805 of the Act, directors are to be voted on and elected at each annual shareholder meeting for a term of between one (1) and three (3) years, with the initial Board Members serving three (3) year terms. The Company may, by a majority vote of the Shareholders, create staggered terms at the first annual election following expiration of the initial terms. Directors shall hold office until their successor is duly elected and qualified at the following annual shareholder meeting, unless a special meeting is expressly called to remove a director and/or fill a vacancy. If a director is elected, but is not yet qualified to hold office, then the previous director shall holdover until such time that the newly elected director is so qualified. Pursuant to Section 607.0808 of the Act, one or more directors of the Board may be removed by an affirmative vote by the holders of a majority of stock entitled to vote at any meeting of shareholders called expressly for that purpose.

2.07	VACANCIES. Per Section 607.0809 of the Act, all vacancies in the Board may be filled by the affirmative vote of a majority of the remaining directors, provided that any such director who fills a vacancy is qualified to be a director and shall only hold the office until a new director is elected by the shareholders at the next meeting of the shareholders. Any director who fills a vacancy on the Board shall not be considered unqualified or disqualified solely by virtue of being an interim director. Pursuant to Section 607.0805 of the Act, any director elected by the shareholders to fill a vacancy which results from the removal of a director shall serve the remainder of the annual term of the removed director and until a successor is elected by the shareholders and qualified. The Board may fill a vacancy created by an increase in the number of directors for a term lasting until the next annual election of directors by the shareholders at the annual meeting or a special meeting called for the purpose of electing directors.

Corporate Bylaws	Page 2 of 14

2.08	REGULAR MEETINGS. Pursuant to Section 607.0820 of the Act, the meetings of the Board or any committee may be held at the Corporation’s principal office or at any other place designated by the Board or its committee, including by means of remote communication which allows all persons participating in the meeting to hear each other at the same time. The annual meeting of the Board will be held without notice immediately after the adjournment of the annual meeting of shareholders.

2.09	SPECIAL MEETINGS. Pursuant to Section 607.0820 of the Act, special meetings of the Board may be held at any place and at any time, including by means of remote communication which allows all persons participating in the meeting to hear each other at the same time, and may be called by the Chairman of the Board, the President, Vice President, Secretary, or Treasurer, or at least two (2) directors. Any special meeting of the Board must be preceded by at least forty-eight (48) hours’ notice of the date, time, place, and purpose of the meeting, unless these Bylaws require otherwise.

2.10	ACTION BY DIRECTORS WITHOUT A MEETING. Pursuant to Section 607.0821 of the Act, any action which may be taken at a meeting of the Board, or its committee, may be taken without a meeting, provided all directors or committee members unanimously agree and sign a consent that sets forth the action taken by the Board. The signed consent is to be filed with the minutes of the proceeding.

2.11	NOTICE OF MEETINGS. Pursuant to Section 607.0822 of the Act, the regular meetings of the Board shall be held without notice of the date, time, place, or purpose of the meeting, provided the meeting of the Board follows the adjournment of the annual shareholder meeting. Notice may be given personally, by facsimile, by mail, or in any other lawful manner, so long as the method for notice comports with Article 8 of these Bylaws. Oral notification is sufficient only if a written record of the notice is included in the Corporation’s minute book. Notice is effective at the earliest of:

(a)	Receipt;

(b)	Delivery to the proper address or telephone number of the director(s) as shown in the Corporation’s records; or

(c)	Five (5) days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid.

2.12	WAIVER OF NOTICE. Pursuant to Section 607.0823 of the Act, a director waives the notice requirement if that director attends or participates in the meeting, unless a director attends for the express purpose of promptly objecting to the transaction of any business because the meeting was not lawfully called or convened. A director may waive notice by a signed writing, delivered to the Corporation for inclusion in the minutes before or after the meeting.

2.13	QUORUM. Per Section 607.0824 of the Act, a majority of the entire Board constitutes a quorum, and a quorum is necessary at all meetings to constitute a quorum to transact business.

Corporate Bylaws	Page 3 of 14

2.14	REGISTERING DISSENT. Pursuant to Section 607.0824, a director who is present at a meeting at which an action on a corporate matter is taken is presumed to have assented to such action, unless the director expressly dissents to the action. A valid dissent must be entered in the meeting’s minutes, filed with the meeting’s acting Secretary before its adjournment, or forwarded by registered mail to the Corporation’s Secretary within twenty-four (24) hours after the meeting’s adjournment. These options for dissent do not apply to a director who voted in favor of the action or failed to express such dissent at the meeting.

2.15	EXECUTIVE AND OTHER COMMITTEES. As permitted by Section 607.0825 of the Act, the Board may create committees to delegate certain powers to act on behalf of the Board, provided the Board passes a resolution indicating such creation or delegation. Notwithstanding the power to create committees, no committee may issue stock, recommend shareholder actions, nor amend these Bylaws. The Board may delegate to a committee the power to appoint directors to fill vacancies on the Board. All committees must record regular minutes of their meetings and keep the minute book at the corporation’s office. The creation or appointment of a committee does not relieve the Board or its members from their standard of care described in Section 2.03 of these Bylaws or in Section 607.0830 of the Act.

2.16	COMPENSATION. In accordance with Section 607.08101 of the Act, the Board may adopt a resolution which results in directors being paid reasonable compensation for their services rendered as directors of the Corporation. Directors may also be paid a fixed sum and expenses, if any, for attendance at each regular or special meeting of such Board. Nothing contained in these Bylaws precludes a director from receiving compensation for serving the Corporation in any other capacity, including any services rendered as an officer or employee. If the Board accordingly passes a resolution, then committee members may be allowed like compensation for attending committee meetings.

A resolution of the Board that grants compensation to a director may be challenged by a shareholder, provided the shareholder requests a special shareholder meeting specifically addressing the resolution related to director compensation. Any Board resolution that relates to director compensation can be overturned by a majority vote of shareholders.

2.17	LOANS. The Corporation may not make loans to the directors without the approval of a majority of the shareholders entitled to vote.

2.18	INDEMNIFICATION. Provided the director complies with the standard of care described in Section 2.03 of these Bylaws and Sections 607.0851 and 607.0852 of the Act, the Corporation shall indemnify any director made a party to a proceeding, brought or threatened, as a consequence of the director acting in their official capacity. In the event a director is entitled to indemnification by the Corporation, the director shall be indemnified pursuant to the process outlined in Sections 607.0851 through 607.0859 of the Act.

Corporate Bylaws	Page 4 of 14

ARTICLE 3

Stock

3.01	AUTHORITY TO ISSUE. Subject to Sections 607.0601 and 607.0621 of the Act and the Articles, the Corporation is authorized to issue any class of stock or securities convertible into stock of any class. Before any stock of the Corporation may be issued, the Board must pass a resolution which authorizes the issuance, sets the minimum consideration for the stock or security (or a formula to determine the minimum consideration), and fairly describes any non- monetary consideration.

3.02	RESTRICTIONS. Stock may only be issued consistent with the Articles, and through the process described in these Bylaws. Any issuance of stock in excess of the amount described in the Articles must be authorized by the Board and approved by the affirmative vote by a majority of shareholders. Per Section 607.0627 of the Act, any restriction on the transferability of stock shall be fully furnished to the shareholder, upon shareholder request, and without any charge to the shareholder. Per Section 607.0627 of the Act, any failure to furnish such information to the shareholder or a transferee without actual knowledge of the restriction renders the restriction on stock transferability invalid or unenforceable.

As provided in Sections 607.0620 and 607.0630 of the Act, no shareholder has a preemptive right to subscribe to any subsequent or additional issuance of stock.

3.03	STOCK CERTIFICATES. Under Section 607.0625 of the Act, shareholders are entitled to stock certificates that certify the shares of the Corporation’s stock held by the shareholder. Notwithstanding the shareholders’ rights to stock certificates, the Board may authorize the issuance of some or all shares of any class or series of stock without certificates, provided the Board shall provide to a shareholder a written statement that contains the information required to be on stock certificates, per Section 607.0626 of the Act.

As required by Section 607.0625, each stock certificate must contain on its face:

(a)	The name of the Corporation and that the Corporation is organized under the laws of this State;

(b)	The name of the shareholder (or person to whom the stock is issued);

(c)	The number and class of shares and the designation of the series, if any, the certificate represents; and

(d)	The signature of two officers designated in these Bylaws or by the Board.

For the sake of clarity, in the event that an individual serves multiple roles within the Corporation, that person cannot countersign any document which that person has already signed in their official or individual capacity. If an officer who has signed or whose facsimile signature appears on any stock certificate ceases to be an officer before the certificate is issued to the shareholder, it may be issued by the Corporation and is valid as if the person were an officer on the date of issuance. The certificate may be sealed with the Corporation’s seal.

3.04	MUTILATED, LOST, OR DESTROYED CERTIFICATES. In the instance of any mutilation, loss, or destruction of any stock certificate, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such and may require the giving of a satisfactory bond or indemnity to the Corporation. The Board may establish other procedures as they deem necessary.

Corporate Bylaws	Page 5 of 14

3.05	FRACTIONAL SHARES OR SCRIP. Subject to Section 607.0604 of the Act, the Corporation may:

(a)	Issue fractions of a share which entitle the holder to exercise voting rights, to receive dividends, and to participate in any of the Corporation’s assets in the event of liquidation;

(b)	Arrange for the disposition of fractional interests by those entitled thereto;

(c)	Pay the fair market value, in cash, of fractions of a share as of the time when those entitled to receive such shares are determined; or

(d)	Issue scrip in a form which entitles the holder to receive a certificate for the full share upon surrender of such scrip aggregating a full share.

3.06	TRANSFER. So long as there is no transferability restriction on the stock, as described in Section 3.02 of these Bylaws, the stock of the Corporation is freely transferable. Transfers of stock must be made upon the corporation’s stock transfer books. Stock transfer books shall be kept in the manner described in Article 7 of these Bylaws.

Before a new certificate is issued, the old certificate must be surrendered for cancellation. The Board may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers or shares therein.

3.07	REGISTERED OWNER. The Corporation shall recognize an individual as the registered owner of a given stock, provided that individual is determined as the shareholder of record by the record date as set out in Section 4.07 of these Bylaws. Shareholders may agree to confer the right to vote or represent their stock to third parties, including trustees, proxies, or fiduciaries. The Board may resolve to adopt a procedure by which a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the stock registered in the shareholder’s name are held for the account of a specified person or persons. The resolution must set forth:

(a)	The classification of shareholder who may certify;

(b)	The purpose or purposes for which the certification may be made;

(c)	The form of certification and information to be contained therein;

(d)	If the certification is with respect to a record date or closing of the stock transfer books, the date within which the certification must be received by the Corporation; and

(e)	Other provisions with respect to the procedure as are deemed necessary or desirable.

Upon receipt of a certification complying with this procedure, the Corporation must treat the persons specified in the certification as the holders of record for the number of shares specified in place of the shareholder making the certification.

3.08	CLASSES OR SERIES OF STOCK. Until such time that the Articles are amended accordingly, the stock of the Corporation is not classified, and is not in series. In the event the Board decides to classify or reclassify the stock or alter any shareholder rights or restrictions, then the Board shall cause an amendment to its Articles to be filed with the Commission. The amendment must describe the rights and restrictions which are being modified or altered, along with a statement (if any) that the stock has been classified or reclassified. Pursuant to Section 607.0602 of the Act, the amendment shall be acknowledged and signed by either a director or an executive officer on behalf of the Board, or an agent authorized to submit filings on the Corporation’s behalf.

Corporate Bylaws	Page 6 of 14

3.09	STOCK OWNED BY ENTITIES. Per Section 607.0724 of the Act, shares of stock in the Corporation held by another corporation may be voted by that other corporation’s officer, agent, or proxy chosen by its board of directors, or, in the absence of such determination, by the president of that other corporation. Shares of stock in the Corporation held by a fiduciary of the named shareholder may be voted or represented by the fiduciary.

Subject to Section 607.0631 of the Act, the Corporation may vote or represent stock that it holds in itself, provided the Corporation holds such stock in a fiduciary capacity. If the Corporation holds stock in itself in such a fiduciary capacity, then such stock shall be counted in determining the total number of outstanding shares of stock at a given time.

ARTICLE 4

Shareholders’ Meetings

4.01	MEETING PLACE. Per Section 607.0701 of the Act, all shareholder meetings must be held at the Corporation’s principal office or other place predetermined by the Board. As permitted by Section 607.0701 of the Act, shareholders may participate in the meeting by means virtual or remote conference, provided the participants can hear each other in real time.

4.02	ANNUAL MEETING TIME. The annual shareholder meeting for the election of directors and the transaction of such other business properly before the meeting must be held each year at a time and place set by the Board of Directors. Pursuant to Section 607.0701 of the Act, failure to hold an annual meeting at the time stated in or fixed within these Bylaws does not affect the validity of any corporate action.

4.03	ANNUAL MEETING – ORDER OF BUSINESS. The order of business at the annual shareholder meeting is as follows:

(a)	Calling the meeting to order;

(b)	Proof of notice of meeting (or filing of waiver);

(c)	Reading of minutes of last annual meeting;

(d)	Officer reports;

(e)	Committee reports;

(f)	Election of directors;

(g)	Disclosures to shareholders;

(h)	Miscellaneous business.

4.04	SPECIAL MEETINGS. Subject to Section 607.0702 of the Act, special shareholder meetings, for any purpose, may be called at any time by the President, the Board, or the Secretary. A special shareholder meeting may also be held upon request if said request is signed, dated, and delivered to the Secretary by the holders of at least one-tenth of all shares entitled to vote at the meeting.

Corporate Bylaws	Page 7 of 14

4.05	NOTICE. Pursuant to Section 607.0705 of the Act, the Secretary shall cause notice to be given to each shareholder of record at least ten (10) days, but no more than sixty (60) days, before the shareholders’ meeting. Notice shall be by electronic transmission, mailing, or personal delivery, and shall state the time, place, and purpose of the meeting (including instructions for how to virtually attend and participate). Notice is considered given to a shareholder when it is personally provided to the shareholder, left at the shareholder’s residence or usual place of business, mailed to the shareholder’s address of record, or by electronic transmission to the shareholder’s address or number of record on file with the Corporation. A single notice can be delivered to multiple shareholders sharing the same address, unless the Corporation receives a request from a shareholder that more than a single notice be delivered.

Notice by electronic transmission shall be considered ineffective if the Corporation is unable to deliver two (2) consecutive notices and the individual responsible for sending notices to shareholders is made aware of the delivery failures. A shareholder meeting, and any actions taken by shareholders, shall not be invalidated due to an inadvertent failure to deliver notice.

Per Section 607.0705 of the Act and Section 4.07 of these Bylaws, the notice must include the record date for determining the shareholders entitled to vote at the meeting, if such date is different than the record date for determining shareholders entitled to notice of the meeting.

4.06	WAIVER OF NOTICE. As stated in Section 607.0706 of the Act, a shareholder who is entitled to notice may waive the notice requirement if they provide a signed written waiver of the required notice, before or after the stated meeting time, or the shareholder is present at the meeting in person or by proxy and fails to object to the holding of the meeting or particular matter at the meeting outside the purpose described in the notice.

4.07	RECORD DATE. Consistent with Section 607.0707 of the Act, at least ten (10) days before each shareholder meeting, a complete record of the shareholders entitled to vote at the meeting must be made and maintained in the books and records of the Corporation. This list must be arranged in alphabetical order and include the address of and number of shares of stock held by each shareholder. This record must be kept on file at the Corporation’s principal office for a period of ten (10) days prior to the meeting. The records must also be kept open for inspection at shareholder meetings.

4.08	CLOSING OF TRANSFER BOOKS AND FIXING RECORD DATE. Subject to Sections 607.0707 and 607.0720 of the Act, the Board may order the stock transfer books to be closed in order to determine which shareholders are entitled to notice of or to vote at any shareholder meeting, or any adjournment thereof, or entitled to receive payment of any dividend. Instead of closing the stock transfer books, the Board may fix in advance a record date for determination of such shareholders. The record date must not be more than sixty (60) days or less than ten

(10) days prior to the date of the meeting, adjournment, or payment.

4.09	SHAREHOLDER LIABILITY. Consistent with Section 607.0622 of the Act, shareholders are not liable to the Corporation or its creditors, except that in the event the agreed upon price or consideration for the stock has not been fully paid. In the event that a subscription price or consideration for stock has not been fully paid, the following people are not personally liable for the unpaid balance:

(a)	a transferee or assignee who acquires the stock or subscription in good faith and without knowledge or notice of the nonpayment;

(b)	a person who holds the stock as a fiduciary, although the estate in the hands of the fiduciary is liable for the nonpayment; and

(c)	a pledgee or other person who holds stock as security.

Corporate Bylaws	Page 8 of 14

4.10	VOTING RIGHTS. Pursuant to Section 607.0721 of the Act, each outstanding share of stock is entitled to one (1) vote on each matter submitted to a vote at a shareholder meeting, provided the voted or represented shares are held in compliance with any payment plan, subscription, or stock purchase agreement.

4.11	PROXIES. As permitted by Section 607.0722 of the Act, a shareholder may vote either in person or by proxy, signed in writing by the shareholder or the shareholder’s duly authorized attorney-in-fact. No proxy is valid after eleven (11) months from the date signed, unless the proxy states otherwise. A proxy is revocable by a shareholder at any time, unless the proxy states that it is irrevocable and is coupled with an interest.

4.12	QUORUM. As provided in Section 607.0725 of the Act, the presence, in person or by proxy, of shareholders entitled to cast a majority of all the outstanding voting stock constitutes a quorum. If a quorum is present at a shareholder meeting, then a majority of all the votes cast at the meeting is sufficient to approve any matter properly brought before the meeting.

4.13	ACTION BY SHAREHOLDERS WITHOUT A MEETING. Per Section 607.0704 of the Act, any action which may be taken at any annual or special shareholder meeting may be taken without a meeting if the shareholders entitled to vote on the subject, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing delivered to the Corporation by any method permitted by statute. To be valid, such consents must be delivered in the manner required by this section within 60 (sixty) days of the date of the earliest dated consent delivered as required by this section. Such consent has the same force and effect as a unanimous vote of the shareholders.

ARTICLE 5

Officers

5.01	DESIGNATIONS. In accordance with Section 607.08401 of the Act, the Corporation shall have a President, a Secretary, and a Treasurer, who will be elected by the directors at their first meeting after the annual shareholder meeting. The Corporation may also have one or more Vice-Presidents (one shall serve as Executive Vice-President) and Assistant Secretaries and Assistant Treasurers as the Board may designate. An elected officer will hold office for one year or until a successor is elected and qualified. For the sake of clarity and the avoidance of doubt, the same person may hold any two or more offices concurrently.

5.02	THE PRESIDENT. Pursuant to Section 607.0841 of the Act, the President shall preside over all meetings of shareholders and directors, shall have general supervision of the Corporation’s affairs, and perform all other duties as are incident to the office or are properly required by a resolution passed by the Board.

5.03	VICE PRESIDENT. During the absence or disability of the President, the Executive Vice- President may exercise all functions of the President. Each Vice-President shall have such powers and fulfill such duties as may be assigned by a resolution of the Board.

Corporate Bylaws	Page 9 of 14

5.04	SECRETARY AND ASSISTANT SECRETARIES. Pursuant to Section 607.0841 of the Act, the Secretary must:

(a)	Issue notices for all meetings and actions of the Board or shareholders;

(b)	Accept all requests for special meetings of the Board or shareholders;

(c)	Accept all notices of proxy appointments and revocations;

(d)	Keep the minutes of all meetings;

(e)	Accept delivery of any dissent announced at any meeting of the Board or shareholders;

(f)	Acknowledge and execute any stock certificates;

(g)	Have charge of the corporate seal and books; and

(h)	Make reports and perform duties as are incident to the office or are properly required of him or her by the Board of Directors.

5.05	The Assistant Secretary, or Assistant Secretaries (in the order designated by the Board), will perform all of the duties of the Secretary during the absence or disability of the Secretary, and at other times may perform such duties as are directed by the President or the Board.

5.06	THE TREASURER. Pursuant to Section 607.0841 of the Act, the Treasurer shall:

(a)	Have custody of all the Corporation’s monies and securities and keep regular books of account;

(b)	Disburse the Corporation’s funds in payment of the just demands against the Corporation or as may be ordered by the Board, taking proper vouchers for such disbursements; and

(c)	Provide the Board with an account of all his or her transactions as Treasurer and of the financial conditions of the office properly required of him or her by the Board.

5.07	If selected, the Assistant Treasurer, or Assistant Treasurers (in the order designated by the Board), must perform the duties of the Treasurer in the absence or disability of the Treasurer, and at other times may perform such other duties as are directed by the President or the Board.

5.08	DELEGATION. In the absence or inability to act of any officer and of any person authorized to act in their place, the Board may delegate the officer’s powers or duties to any other officer, director, or other person, subject to Section 5.01 of these Bylaws. Vacancies in any office arising from any cause may be filled by the Board, subject to Section 5.01 of these Bylaws, at any regular or special board meeting.

5.09	OTHER OFFICERS. Per Section 607.08401 of the Act, the Board may appoint other officers and agents as they deem necessary or expedient. The term, powers, and duties of such officers will be determined by the Board and described in the resolution authorizing the appointment.

5.10	LOANS. Notwithstanding the language of Section 607.0833, no loans may be made by the Corporation to any officer, unless unanimously approved by the Board of Directors.

5.11	BONDS. The Board may resolve to require any officer to give bonds to the Corporation, with sufficient surety or sureties, conditioned upon the faithful performance of the duties of their offices and compliance with other conditions as required by the Board.

Corporate Bylaws	Page 10 of 14

5.12	SALARIES. Officers’ salaries will be fixed from time to time by the Board. Officers are not prevented from receiving a salary by reason of the fact that he or she is also a director of the Corporation.

5.13	INDEMNIFICATION. Subject to Sections 607.0851 and 607.0852 of the Act, officers shall be indemnified by the Corporation, so long as the officer acted in a manner substantially similar to and consistent with the standard of care described in Section 607.08411 of the Act. Any officer indemnification shall be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the Corporation.

ARTICLE 6

Capital & Finance

6.01	DIVIDENDS. Subject to Section 607.06401 of the Act, dividends may be declared by the Board and paid by the Corporation out of the net earnings of the unreserved and unrestricted earned surplus of the Corporation, or out of the unreserved and unrestricted net earnings of the current fiscal year, or in treasury shares of the Corporation, subject to the conditions and limitations imposed by the State of Florida. The stock transfer books may be closed by the Board and Sections 3.07 and 4.07 of these Bylaws. The Board, without closing the Corporation’s books, may declare dividends payable only to holders of record at the close of business on any business day not more than sixty (60) days prior to the date on which the dividend is paid.

6.02	RESERVES. The Board may, in their absolute discretion, set aside out of the Corporation’s earned net surplus as they deem expedient for dividend, while maintaining any corporate property, or any other purpose, before making any distribution of earned surplus.

6.03	DEPOSITORIES. The Corporation’s monies must be deposited in the Corporation’s name in a bank or trust company or trust companies designated by resolution of the Board. Corporate monies may be drawn out only by check or other order for payment signed by such persons and in such manner as may be determined by resolution of the Board.

ARTICLE 7

Books and Records

7.01	MEETING MINUTES. As required by these Bylaws and Section 607.1601 of the Act, the Corporation must keep a complete and accurate accounting and minutes of the proceedings of its shareholders and Board.

7.02	SHAREHOLDER LIST. In accordance with Section 607.1601 of the Act, the Corporation must keep a list of its shareholders at its registered office, principal place of business, or other designated location. Such list must include the names and addresses of all shareholders and the number and class of shares held.

7.03	LEGIBILITY OF RECORDS. Pursuant to Section 607.1601 of the Act, any books, records, and minutes may be in any form, provided such form is capable of being converted into written form within a reasonable time.

Corporate Bylaws	Page 11 of 14

7.04	RIGHT TO INSPECT. Subject to Sections 607.1601 through 607.1605 of the Act, any shareholder or shareholder representative has the right, upon written request delivered to the Corporation, to inspect and copy during usual business hours the following documents of the Corporation:

(a)	The Corporate Articles (initial, restated, and as amended);

(b)	These Bylaws, and any amendments;

(c)	Minutes of any proceedings;

(d)	Annual statements of affairs;

(e)	the books of account and stock ledger of the Corporation;

(f)	Any voting trust agreements;

(g)	All written communications to shareholders from the last three (3) years;

(h)	Accounting records of the Corporation; and

(i)	Record of the shareholders.

The Corporation elects to assume any obligations that may be related to this Article of these bylaws which would otherwise attach to the registered agent of the Corporation. The Corporation acknowledges and agrees that any obligation to produce corporate documents under this Article of the Bylaws shall attach to the Secretary as part of the duties described in Section 5.04 of these Bylaws.

ARTICLE 8

Notices

8.01	MAILING OF NOTICE. Except as may otherwise be required by law, any notice to any shareholder or director may be delivered personally or by mail. If mailed, the notice will be deemed to have been delivered on the close of business of the third business day following the day when deposited in the United States mail with postage prepaid and addressed to the recipient’s last known address in the records of the Corporation.

8.02	E-NOTICE PERMITTED. Pursuant to Section 607.0141 of the Act, any communications required by the Act, these Bylaws, or other laws may be made by digital or electronic transmission to the recipient’s known electronic address or number as known to the Corporation at the time of notice.

8.03	DUTY TO NOTIFY. All shareholders, directors, officers, employees, and representatives of the Corporation are required to notify the Corporation of any changes to the individual’s contact information. Pursuant to the obligations under this Section of these Bylaws, the individual must notify the Corporation that electronic transmissions of notice are impracticable, impossible, frustrated, or otherwise improper and ineffective.

Corporate Bylaws	Page 12 of 14

ARTICLE 9

Special Corporate Acts

9.01	EXECUTION OF WRITTEN INSTRUMENTS. All contracts, deeds, documents, and instruments that acquire, transfer, exchange, sell, or dispose of any assets of the Corporation must be executed by the President to bind the Corporation. This Section does not apply to any checks, money orders, notes, or other financial instruments for direct payment of corporate funds which are subject to Section 9.02 of these Bylaws.

9.02	SIGNING OF CHECKS OR NOTES. All authorizations to distribute, pay, or immediately draw upon the financial resources of the Corporation must be signed by the Treasurer, including any expense reimbursement or compensation payments to directors, officers, employees, representatives, service providers, or contractors of the Company.

9.03	SPECIAL SIGNING POWERS. To duly bind the Corporation to an agreement or instrument in the event the President holds an interest which exists outside of the capacity of being President, then any agreement involving such interest must be signed by an officer pursuant to either Section 5.03 or 9.02 of these Bylaws.

9.04	SHAREHOLDER APPROVAL. Pursuant to Section 607.1201 of the Act, and until these Bylaws require otherwise, no shareholder approval is required to acquire, transfer, exchange, sell, or dispose of any assets of the Corporation in the ordinary course of business or after dissolving the Corporation. Notwithstanding any other provisions of these Bylaws, and consistent with Section 607.1202 of the Act, shareholder approval is required prior to any non- routine business operations, such as a merger, consolidation, share-exchange, conversion, or dissolution, and any loans that may be provided under Section 5.08 of these Bylaws.

9.05	MERGERS & CONVERSIONS. Following the approval from the shareholders, in order for any consolidation, merger, conversion, or other organizational restructuring to be effective, it must follow the respective process(es) set out in Sections 607.1101 and 607.1103 (Merger) and 607.11930, 607.11931, and 607.11932 (Conversion) of the Act.

9.06	DISSOLUTION. In order for the Corporation to properly be dissolved, it must follow the respective process(es) set out in Sections 607.1401, 607.1402, and 607.1410 of the Act.

ARTICLE 10

Amendments

10.01	BY SHAREHOLDERS. These Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special shareholder meeting.

10.02	BY DIRECTORS. Subject to Section 607.1020 of the Act, the Board of Directors has the power to make, alter, amend, and repeal these Bylaws. Any alteration, amendment, or repeal of the Bylaws may be changed or repealed by the holders of a majority of the stock entitled to vote at any shareholders’ meeting.

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10.03	EMERGENCY BYLAWS. Consistent with Section 607.0207 of the Act, the Board of Directors may adopt emergency Bylaws, subject to a vote to repeal or modify by the shareholders, which operate during any emergency in the Corporation’s conduct of business resulting from an attack on the United States or a nuclear or atomic disaster.

10.04	COMPLIANCE WITH STATE LAW. Any amendment to the Corporation’s Articles or these Bylaws shall be consistent with the Act.

These Bylaws are adopted by resolution of the Corporation’s Board of Directors on this 11th day of June 2024.

By:

/s/ David Mehalick
David Mehalick, Sole Director

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